Exhibit 5.1

[LETTERHEAD OF MILLER & MARTIN PLLC]

June , 2006

Board of Directors

Gordon Biersch Brewery Restaurant Group, Inc.

2001 Riverside Parkway

Chattanooga, Tennessee 37408

RE:	Gordon Biersch Brewery Restaurant Group, Inc.

Dear Board of Directors:

We have acted as counsel to Gordon Biersch Brewery Restaurant Group, Inc., a Tennessee corporation (the “Registrant”), in connection with a Registration Statement on Form S-1 (File No. 333-131525) (the “Registration Statement”) filed by the Registrant with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering by the Company (the “Offering”) of (i) 4,166,667 shares of the Company’s common stock, no par value per share (the “Common Stock”) and (ii) up to an aggregate of an additional 625,000 shares of Common Stock subject to an over-allotment option granted to the underwriters in connection with this Offering. All such 4,166,667 shares of Common Stock are referred to herein as the “Shares”. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 16(a) of Form S-1 and Item 601(b)(5) of Regulation S-K in connection with the Registration Statement.

In connection with this opinion, we have examined and relied on originals, or copies certified or otherwise identified to our satisfaction, of such documents and records of the Company, certificates and representations of officers of the Company, and other documents and records as we have deemed necessary or appropriate to enable us to render the opinions expressed herein. We have assumed the genuineness of all signatures on such documents and records, the legal capacity of all natural persons whose signatures appear on such documents and records (except those signatures of officers of the Registrant, to which this assumption does not apply), the authenticity of all documents and records submitted to us as originals, the conformity to authentic original documents and records of all documents and records submitted to us as copies, and the truthfulness of all statements of fact contained therein. We have not independently verified any factual matters relating to this opinion. We have made such investigations of law as we have deemed necessary and relevant as a basis hereof.

Based on the foregoing, subject to the limitations and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Shares to be sold by the Company, when issued against payment therefor pursuant to the Underwriting Agreement (a form of which will be filed as Exhibit 1.1 to the Registration Statement), will be duly authorized, legally and validly issued, fully paid and nonassessable.

June         , 2006

This opinion letter has been prepared solely for the purpose of opining to the matters specified herein in connection with the filing of the Registration Statement on the date of this opinion letter. This opinion letter may not be quoted in whole or in part or otherwise be referred to, nor filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm. Our opinions are limited in all respects to the substantive laws of the State of Tennessee, and accordingly, we express no opinion as to the laws of any other state or jurisdiction.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus forming a part thereof. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

MILLER & MARTIN PLLC